UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: November 07, 2005 (Date of earliest event reported)
Theravance, Inc. (Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	0-30319 (Commission File Number)	94-3265960 (IRS Employer Identification Number)

901 Gateway Boulevard, South San Francisco, CA (Address of principal executive offices)		94080 (Zip Code)
650-808-6000 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 7, 2005, Theravance, Inc., a Delaware corporation ("Theravance"), entered into a license, development and commercialization agreement with Astellas Pharma Inc., a Japanese corporation ("Astellas") for the development and commercialization of Theravance's investigational antibiotic, telavancin (the "Agreement").

On the effective date of the Agreement, Theravance will grant Astellas an exclusive license to develop and commercialize telavancin worldwide, except in Japan, and Astellas will pay Theravance a $65 million initial payment. The Agreement also provides for clinical and regulatory milestone payments to Theravance of up to $156 million, which include $136 million for completion of enrollment, filing and approval in the ongoing Phase 3 programs in complicated skin and skin structure infections ("cSSSI") and Hospital-Acquired Pneumonia ("HAP"), and $20 million if the Phase 3 data demonstrates telavancin's superiority over vancomycin for patients infected with MRSA. In addition, Theravance will receive royalties on global sales of telavancin that, on a percent basis, range from the high teens to the upper twenties.

Under the terms of the Agreement, Theravance will lead the development of telavancin for cSSSI and HAP and collaborate substantially with Astellas in marketing in the U.S. for the first three years. Astellas will lead all other development, regulatory, manufacturing, sales and marketing activities worldwide, except Japan. Theravance will be responsible for substantially all costs to develop telavancin for cSSSI and HAP and Astellas will be responsible for substantially all costs associated with commercialization and further development of telavancin.

In addition to the license rights to telavancin, Astellas will also receive an option to commercialize and further develop TD-1792, a unique heterodimer antibiotic compound that combines the antibacterial activities of a glycopeptide and a beta-lactam in one molecule. The Agreement will become effective upon receipt of regulatory clearance.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release dated November 7, 2005 - Theravance and Astellas to Collaborate on Telavancin, Investigational Antibiotic for Serious Infections

            99.1       Press Release of Theravance, Inc. dated November 07, 2005

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 07, 2005	THERAVANCE, INC. By: /s/ Bradford J. Shafer Bradford J. Shafer Senior Vice President and General Counsel

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Theravance, Inc. dated November 07, 2005